Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and in the related Prospectus of Comstock Resources, Inc. for the registration of debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated March 2, 2020, with respect to the consolidated financial statements of Comstock Resources, Inc., and the effectiveness of internal control over financial reporting of Comstock Resources, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

August 17, 2020